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                                                                    EXHIBIT 8.1

                     [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

                                      Dated as of the Effective Date of the
                                      Joint Proxy Statement-Prospectus

W.R. Grace & Co.
1 Town Center Road
Boca Raton, FL 33486-1010

Ladies and Gentlemen:

        We have acted as special counsel to W. R. Grace & Co. ("Grace"), a New York corporation, in connection with the Agreement and Plan of Reorganization, dated February 4, 1996 (as supplemented or modified as of the date hereof), by and between Grace and Fresenius AG, a German corporation ("Fresenius AG"), and the Distribution Agreement dated February 4, 1996 (as supplemented or modified as of the date hereof), by and between Grace, W. R. Grace & Co.-Conn., and Fresenius AG (the "Agreements"), and the transactions that are contemplated thereby (the "Reorganization").

        In connection with this opinion, we have examined the Agreements, the final Joint Proxy Statement-Prospectus prepared in connection with the Reorganization (the "Joint Proxy Statement-Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Reorganization will be consummated in the manner described in the Joint Proxy Statement-Prospectus and in accordance with the provisions of the Agreements and (ii) the statements concerning the Reorganization set forth in the Joint Proxy Statement-Prospectus are accurate and complete.

        Based upon the foregoing, we confirm our opinion set forth in the first paragraph under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO GRACE AND GRACE SHAREHOLDERS," subject to the qualifications in the first two paragraphs under that heading.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statements to be filed with the Securities and Exchange Commission by you on Form S-4 and by Fresenius Medical Care AG on Form F-4 in connection with the Reorganization, and to the reference to this opinion under the caption "SUMMARY -- Certain Federal Income Tax Consequences -- Tax Consequences to Grace and Grace Shareholders" and under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO GRACE AND GRACE SHAREHOLDERS." In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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W.R. Grace & Co.
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        We are furnishing this opinion to you and solely in connection with the Reorganization, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent, except as specifically set forth herein.

                                Very truly yours,



                                WACHTELL, LIPTON, ROSEN & KATZ